Exhibit 99.1
INTERNAL CORRESPONDENCE
KME-814 (01/06)
	To: Directors and Executive Officers	Date: March 9, 2006
General Counsel (Unit)	From: Greg Pilcher	Subject: Regulation BTR Trading Blackout

Regulation BTR generally prohibits directors and officers of Kerr-McGee from purchasing or selling Kerr-McGee Common Stock during a pension fund “blackout period.” To complete the spin-off of Tronox Incorporated, participants in the Company’s Savings Investment Plan will be unable to make exchanges, take loans, make withdrawals and receive distributions from the portion of their plan account that is invested in Kerr-McGee shares beginning on March 29, 2006. This “blackout” and the consequent SEC-mandated prohibition of Kerr-McGee directors and officers from purchasing or selling Kerr-McGee Common Stock will affect the window period for trading in Kerr-McGee Common Stock. The BTR trading restrictions are described below.

Under Regulation BTR, you may not trade (or otherwise benefit from the trade of) Kerr-McGee Common Stock while this blackout period is in effect (expected to begin on March 29, 2006 and expected to end on or around April 10, 2006).

Specifically, the blackout prohibits:

•	selling or otherwise transferring Kerr-McGee Common Stock that you acquired in connection with your service or employment as a director or executive officer of Kerr-McGee and

•	purchasing or otherwise acquiring Kerr-McGee Common Stock in connection with your service or employment as a director or executive officer of Kerr-McGee.

The types of transactions that are not permitted include: (i) the purchase or sale of company securities, (ii) intraplan transfers and/or interplan transfers involving Kerr-McGee common stock in the company’s investment or stock ownership plans (the Savings Investment Plan, the Employee Stock Ownership Plan, the Direct Purchase and Dividend Reinvestment Plan, the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Non-Employee Directors), (iii) the altering of contribution rates in those plans, and (iv) the exercise of stock options (even if you plan to keep the underlying stock). These restrictions prohibit “direct” as well as “indirect” transfers or acquisitions (meaning that you cannot benefit from a transfer or acquisition by another party).

Any Kerr-McGee Common Stock that you sell or other-wise transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source. Similarly, any purchase or other acquisition of Kerr-McGee Common Stock will be considered to be in connection with your service or employment as a director or executive officer, unless you can demonstrate otherwise. Your identification of the stock’s source must be consistent with how you treat the stock’s source for tax purposes as well as for other dis-closure and reporting purposes.

There are a limited number of exceptions to the Regulation BTR restrictions described above. The blackout does not prohibit:

•	preplanned transactions executed pursuant to trading plans that were adopted or amended prior to today’s date and filed with the Office of the Corporate Secretary pursuant to Corporate Policy 90.07;

•	regular investments in the Savings Investment Plan;

•	regular reinvestments of dividends under the Direct Purchase and Dividend Reinvestment Plan;

•
a non-discretionary purchase or sale of Kerr-McGee Common Stock under the Savings Investment Plan, the Kerr-McGee Corporation Deferred Compensation Plan for Non-Employee Directors or the Kerr-McGee Corporation Executive Deferred Compensation Plan;

•
the exercise, conversion, or termination of an option acquired before you learned about the blackout period if the derivative security can be exercised, converted, or terminated only on a fixed date that cannot be changed;

•	bona fide gift or transfer by will or the law of descent and distribution;

•	a transfer under a qualified domestic relations order; or

•	a sale or disposition that is required by law.

If you have any questions about this notice or the restrictions that apply during the blackout period or would like to inquire as to the precise ending of the blackout period, you can contact me at (405) 270-1313 or at 123 Robert S. Kerr, Oklahoma City, OK 73102. I will send you a subsequent notice to inform you when the blackout period has ended.